EXHIBIT 99.2

FOR IMMEDIATE RELEASE


                    VOLT INFORMATION SCIENCES, INC. ANNOUNCES
                           EXTENDED CREDIT FACILITIES


New York, NY, April 14, 2005 - Volt Information Sciences, Inc. (NYSE: VOL) announced today the closing of its expanded financing facilities.

The Company extended the term of its existing $150 million accounts receivable securitization program which was due to expire in April 2006 by one year to April 2, 2007. Under the securitization program, certain receivables of the Company's Staffing segment are sold from time to time to Volt Funding Corp, a wholly owned special purpose subsidiary of the Company, which in turn sells interests in the receivables to Three Rivers Funding Corporation ("TRFC"), an asset backed commercial paper conduit sponsored by Mellon Financial Markets, LLC. Volt Funding is a 100% owned consolidated subsidiary of the Company, with accounts receivable only reduced to reflect the fair value of the interests actually sold to TRFC. The Company currently utilizes $80 million of the program.

The Company also announced the closing of a $40 million three-year secured revolving credit facility which replaces an expiring 364-day $30 million facility. The Administrative Agent and Arranger for the secured revolving credit facility is JPMorgan Chase Bank, N.A.. The other banks participating in the facility are Lloyds Bank TSB, Mellon Bank N.A., Wells Fargo Bank N.A, and Bank of America, N.A.


Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions for its Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit the Volt Information Sciences, Inc., web site at http://www.volt.com.


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This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. A copy of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and certain other SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.

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